     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1998
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          WILMINGTON TRUST CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           51-0328154
          (STATE OR OTHER JURISDICTION OF                  (I.R.S. EMPLOYER IDENTIFICATION NO.)
          INCORPORATION OR ORGANIZATION)

                              RODNEY SQUARE NORTH
                            1100 NORTH MARKET STREET
                           WILMINGTON, DELAWARE 19890
                                 (302) 651-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           THOMAS P. COLLINS, ESQUIRE
                          WILMINGTON TRUST CORPORATION
                              RODNEY SQUARE NORTH
                            1100 NORTH MARKET STREET
                           WILMINGTON, DELAWARE 19890
                                 (302) 651-1693
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                with copies to:

                          JEREMY T. ROSENBLUM, ESQUIRE
                     BALLARD SPAHR ANDREWS & INGERSOLL, LLP
                         1735 MARKET STREET, 51ST FLOOR
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 665-8500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

---------------------------------------------------------------------------------------------------------------------------
       TITLE OF EACH CLASS OF                                           PROPOSED MAXIMUM                AMOUNT OF
    SECURITIES TO BE REGISTERED        AMOUNT TO BE REGISTERED    AGGREGATE OFFERING PRICE(1)      REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------
Unsecured Debt Securities...........         $225,000,000                 $225,000,000                  $66,375.00
---------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee.

(2) Pursuant to Rule 457(o), the registration fee is calculated on the basis of the proposed aggregate maximum offering price of the Unsecured Debt Securities.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED           , 1998

PROSPECTUS SUPPLEMENT                                                     [LOGO]
(TO PROSPECTUS DATED        , 1998)

                                  $125,000,000

                          WILMINGTON TRUST CORPORATION
                              % SUBORDINATED NOTES DUE 2008

     The      % Subordinated Notes due 2008 (the "Notes") will mature on
            , 2008. Interest on the Notes is payable semiannually in arrears on
            and             , beginning             , 1998. The Notes may not be
redeemed prior to their stated maturity and will not be subject to any sinking fund.

     The Notes will be unsecured and subordinated to Senior Indebtedness and General Obligations of Wilmington Trust Corporation (the "Company") as described herein. Payment of the principal of the Notes may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the Company. There is no right of acceleration in the case of a default in the payment of principal of, premium, if any, or interest on the Notes or the performance of any covenant of the Company in the Subordinated Indenture or in the Notes. See "Subordinated Securities -- Limited Right of Acceleration" in the prospectus accompanying this Prospectus Supplement (the "Base Prospectus").

     The Notes will be represented by Global Securities registered in the name of the nominee of The Depository Trust Company ("DTC"). Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. Except as described herein, Notes in definitive form will not be issued. Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore settle in immediately available funds. So long as the Notes are represented by the Global Securities, all payments of principal and interest on the Notes will be made by the Company in immediately available funds.

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY
 BANK OR NONBANK SUBSIDIARY OF THE COMPANY, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL
                                    AGENCY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE BASE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=========================================================================================================
                                                                                       PROCEEDS TO
                                  PRICE TO PUBLIC(1)     UNDERWRITING DISCOUNT        COMPANY(1)(2)
---------------------------------------------------------------------------------------------------------
  Per Note....................                    %                        %                        %
---------------------------------------------------------------------------------------------------------
  Total.......................            $                        $                        $
=========================================================================================================

(1) Plus accrued interest, if any, from             , 1998 to date of delivery.

(2) Before deduction of expenses payable by the Company, estimated to be
    $          .

     The Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made in book-entry form only
through the facilities of DTC, on or about        , 1998, against payment
therefor in immediately available funds.

SALOMON SMITH BARNEY                             KEEFE, BRUYETTE AND WOODS, INC.

            , 1998.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                          WILMINGTON TRUST CORPORATION

     The Company is the holding company of Wilmington Trust Company ("WTC"), a Delaware-chartered bank and trust company, and is also the holding company of a Pennsylvania-chartered bank and trust company and a Federal savings bank with banking offices in Maryland and Florida (together with WTC, the "Banks"). WTC is the largest full-service bank headquartered in Delaware and one of the nation's largest personal trust companies. At December 31, 1997, WTC had over $100 billion in assets under management or custody on behalf of customers in all 50 states, the District of Columbia and 17 foreign countries. Subsidiaries of WTC engage in the distribution of mutual funds sponsored by WTC, investment advising, the sale of securities and insurance and related activities. At December 31, 1997, the Company had approximately $6.1 billion of total assets, including approximately $3.9 billion of loans. At the same date, the Company was well-capitalized, with $541.0 million of qualifying capital for risk-based capital purposes, representing 12.38% of risk-weighted assets, and $486.3 million of "Tier 1" capital, representing 11.13% of risk-weighted assets and 8.58% of average assets during 1997.

     During 1997, the Company reported net income of $106.0 million, or $3.15 per share, a 9% increase over the $97.3 million, or $2.83 per share, reported for 1996. The improvement in earnings was attributable to growth in both of the major components of the Company's income. Net interest income increased 7% to $230.0 million, an increase of $15.8 million over the $214.2 million reported for 1996. Noninterest revenues (including trust and asset management fees, service charges on deposit accounts and other operating income) increased 14% to $157.5 million, an increase of $19.3 million over the $138.2 million reported for 1996.

     During 1997, the Company increased its reserve for loan losses from $54.4 million (1.44% of loans outstanding) to $63.8 million (1.60% of loans outstanding) and increased its unallocated loan loss reserve from $1.5 million to $9.0 million. At the same time, the Company reduced by 28% the total dollar amount of loans past due 90 days or more, non-accruing loans and restructured loans, from $61.2 million (representing 1.62% of total loans) to $44.2 million (representing 1.11% of total loans). At December 31, 1997, the Company's loan loss reserves represented 144% of loans past due 90 days or more, non-accruing loans and restructured loans, compared to 89% at the end of 1996.

     The Company is a legal entity separate and distinct from the Banks and WTC's nonbanking subsidiaries (collectively, the "Affiliates"). Accordingly, the right of the Company, and thus the right of the Company's creditors and stockholders, to participate in any distribution of the assets or earnings of any Affiliate is necessarily subject to the prior claims of creditors of the Affiliate, except to the extent that claims of the Company in its capacity as a creditor may be recognized. The principal sources of the Company's revenues historically have been dividends from the Affiliates. See
"Business -- Regulation -- Dividend Limitations" in the 1997 Form 10-K for a discussion of restrictions on the payment of dividends by the Banks and the Company.

     The Company was incorporated under Delaware law in 1985. Its executive offices are located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890 and its telephone number is (302) 651-1000.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following tables set forth selected historical consolidated financial information (unaudited) for the Company for the five years ended December 31, 1997. The tables largely have been derived from, and should be read in conjunction with, the historical financial statements of the Company, including the related notes thereto, contained in documents incorporated by reference in the Base Prospectus. See "Incorporation of Certain Documents by Reference."

CONSOLIDATED STATEMENTS OF CONDITION

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------
                                          1997         1996         1995         1994         1993
                                       ----------   ----------   ----------   ----------   ----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Average Statements of
  Condition
Assets:
Cash and due from banks..............  $  190,243   $  187,473   $  194,224   $  202,777   $  194,808
Short-term investments...............      22,369       26,459       17,522       26,425       21,248
Investment securities................   1,386,299    1,343,007    1,184,002    1,060,015      946,052
Loans................................   3,921,493    3,602,430    3,390,782    3,114,384    2,949,909
  Reserve for loan losses............     (56,747)     (50,768)     (47,895)     (50,258)     (48,619)
                                       ----------   ----------   ----------   ----------   ----------
     Net loans.......................   3,864,746    3,551,662    3,342,887    3,064,126    2,901,290
                                       ----------   ----------   ----------   ----------   ----------
Other................................     216,330      198,762      194,231      168,702      158,414
                                       ----------   ----------   ----------   ----------   ----------
     Total...........................  $5,679,987   $5,307,363   $4,932,866   $4,522,045   $4,221,812
                                       ==========   ==========   ==========   ==========   ==========
Liabilities and stockholders' equity:
Demand deposits
  (noninterest-bearing)..............  $  678,683   $  633,066   $  580,928   $  559,574   $  500,396
Deposits (interest-bearing)..........   3,191,703    2,890,944    2,583,995    2,704,736    2,718,885
Short-term borrowings................   1,188,214    1,195,762    1,239,416      775,302      545,012
Other................................      99,573      101,764       86,703       73,786       65,737
Long-term debt.......................      43,000       30,910        6,981           --           --
                                       ----------   ----------   ----------   ----------   ----------
     Total...........................   5,201,173    4,852,446    4,498,023    4,113,398    3,830,030
Stockholders' equity.................     478,814      454,917      434,843      408,647      391,782
                                       ----------   ----------   ----------   ----------   ----------
     Total...........................  $5,679,987   $5,307,363   $4,932,866   $4,522,045   $4,221,812
                                       ==========   ==========   ==========   ==========   ==========

                                                              AT DECEMBER 31,
                                       --------------------------------------------------------------
                                          1997         1996         1995         1994         1993
                                       ----------   ----------   ----------   ----------   ----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Year-End Statements of
  Condition
Assets:
Cash and due from banks..............  $  239,392   $  231,233   $  252,831   $  203,523   $  186,328
Short-term investments...............      50,000      134,190       78,866      132,360      189,532
Investment securities................   1,649,410    1,266,151    1,360,778      985,181    1,093,460
Loans................................   3,993,935    3,771,484    3,521,915    3,284,233    3,037,572
  Reserve for loan losses............     (63,805)     (54,361)     (49,867)     (48,669)     (51,363)
                                       ----------   ----------   ----------   ----------   ----------
     Net loans.......................   3,930,130    3,717,123    3,472,048    3,235,564    2,986,209
                                       ----------   ----------   ----------   ----------   ----------
Other................................     253,419      215,712      207,675      185,731      182,227
                                       ----------   ----------   ----------   ----------   ----------
     Total...........................  $6,122,351   $5,564,409   $5,372,198   $4,742,359   $4,637,756
                                       ==========   ==========   ==========   ==========   ==========
Liabilities and stockholders' equity:
Demand deposits
  (noninterest-bearing)..............  $  792,513   $  840,987   $  721,400   $  695,547   $  587,058
Deposits (interest-bearing)..........   3,376,517    3,072,711    2,866,185    2,613,203    2,804,388
Short-term borrowings................   1,307,577    1,036,543    1,195,552      934,807      777,058
Other................................      99,737      106,451      101,690       80,580       74,077
Long-term debt.......................      43,000       43,000       28,000           --           --
                                       ----------   ----------   ----------   ----------   ----------
     Total...........................   5,619,344    5,099,692    4,912,827    4,324,137    4,242,581
Stockholders' equity.................     503,007      464,717      459,371      418,222      395,176
                                       ----------   ----------   ----------   ----------   ----------
     Total...........................  $6,122,351   $5,564,409   $5,372,198   $4,742,359   $4,637,756
                                       ==========   ==========   ==========   ==========   ==========

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                         --------------------------------------------------------
                                           1997        1996        1995        1994        1993
                                         --------    --------    --------    --------    --------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF INCOME
Net interest income..................    $230,016    $214,221    $197,364    $184,330    $174,847
                                         --------    --------    --------    --------    --------
Trust and asset management fees......     114,501      98,247      87,982      82,542      78,313
Other noninterest revenues...........      43,014      38,802      37,391      32,696      35,086
Securities gains/(losses)............          27       1,188       2,267      (2,157)        268
                                         --------    --------    --------    --------    --------
     Total noninterest income........     157,542     138,237     127,640     113,081     113,667
                                         --------    --------    --------    --------    --------
     Operating revenues..............     387,558     352,458     325,004     297,411     288,514
Provision for loan losses............     (21,500)    (16,000)    (12,280)     (4,550)     (9,500)
Salaries and employment benefits.....     129,816     119,574     110,670     101,813      95,849
Other operating expenses.............      77,855      72,765      70,334      70,214      65,937
                                         --------    --------    --------    --------    --------
     Total other expense.............     207,671     192,339     181,004     172,027     161,786
                                         --------    --------    --------    --------    --------
Income before income taxes...........     158,387     144,119     131,720     120,834     117,228
Applicable income taxes..............      52,343      46,841      41,689      35,665      34,467
                                         --------    --------    --------    --------    --------
     Net income......................    $106,044    $ 97,278    $ 90,031    $ 85,169    $ 82,761
                                         ========    ========    ========    ========    ========
Net income per share:
     Basic...........................    $   3.15    $   2.83    $   2.56    $   2.37    $   2.24
                                         --------    --------    --------    --------    --------
     Diluted.........................    $   3.08    $   2.79    $   2.53    $   2.35    $   2.21
                                         --------    --------    --------    --------    --------

SELECTED FINANCIAL RATIOS AND STATISTICS

                                                        AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------------
                                                    1997      1996      1995      1994      1993
                                                   -------   -------   -------   -------   -------
Net income as a percentage of:
  Average stockholders' equity...................    22.15%    21.38%    20.70%    20.84%    21.12%
  Average total assets...........................     1.87      1.83      1.83      1.88      1.96
                                                   -------   -------   -------   -------   -------
Loan quality:
  Percentage of average total loans:
     Net charge-offs.............................     0.31%     0.32%     0.33%     0.23%     0.28%
     Nonaccruing loans...........................     0.73      1.13      0.99      0.93      0.75
  Percentage of total loans:
     Reserve for loan losses (1).................     1.60      1.44      1.42      1.48      1.69
                                                   -------   -------   -------   -------   -------
Selected per share data:
  Dividends paid.................................  $  1.41   $  1.29   $  1.17   $  1.06   $ 0.975
  Book value (1).................................    15.02     13.71     13.09     11.80     10.87
Staff members (full-time equivalents) (1)........    2,428     2,418     2,332     2,303     2,254
Net income per staff member......................  $43,675   $40,231   $38,607   $36,982   $36,717
Overhead ratio (2)...............................    52.32%    53.04%    53.86%    55.86%    53.97%
Capital generation rate (3)......................    12.59     11.51     11.68     11.88     12.35
"Tier 1" risk-based capital ratio (1)(4).........    11.13%    10.76%    10.84%    11.26%    11.07%
Risk-based capital ratio (1)(5)..................    12.38     12.01     12.06     12.51     12.36
Leverage capital ratio (1)(6)....................     8.58      8.59      8.98      8.94      9.05

---------------
(1) At year-end.

(2) Total other expense as a percentage of operating revenue.

(3) Net income less dividends paid as a percentage of prior year-end stockholders' equity.

(4) "Tier 1" capital to risk-weighted assets.

(5) Total qualifying capital to risk-weighted assets.

(6) "Tier 1" capital to average tangible assets.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of December 31, 1997 on a historical basis and on a pro forma, as adjusted basis giving effect to the sale of the Notes. This table should be read in conjunction with, and is qualified by reference to, the Company's consolidated financial statements and related notes contained in documents incorporated by reference in the Base Prospectus.

                                                                 AT DECEMBER 31, 1997
                                                              --------------------------
                                                              HISTORICAL    PRO FORMA(1)
                                                              ----------    ------------
                                                                (DOLLARS IN THOUSANDS)
Long-term debt:
  Subordinated Notes........................................   $     --       $125,000
  Other Obligations.........................................     43,000         43,000
                                                               --------       --------
          Total Long-Term Debt..............................     43,000        168,000
Stockholders' equity........................................    503,007        503,007
                                                               --------       --------
          Total Capitalization..............................   $546,007       $671,007
                                                               ========       ========

---------------
(1) The pro forma, as adjusted information gives effect to the sale of the Notes as if such event occurred on December 31, 1997.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the Company's ratio of earnings to fixed charges for the periods indicated:

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                              1997    1996    1995    1994    1993
                                                              ----    ----    ----    ----    ----
Excluding interest on deposits..............................  3.3x    3.1x    2.8x    4.7x    7.8x
Including interest on deposits..............................  1.8     1.8     1.7     2.0     2.0

     Earnings are comprised of income before income taxes, plus fixed charges. Fixed charges include interest expense (including the interest factor of capitalized leases, capitalized interest and amortization of deferred debt expense) plus the portion of rental payments under operating leases deemed to be interest.

                                USE OF PROCEEDS

     The Company currently intends to use the net proceeds from the sale of the Notes for general corporate purposes. These may include, without limitation, funding a recent acquisition and possible future acquisitions of interests in investment management firms and other companies and the Company's common stock buyback program. Pending such uses, the net proceeds may be invested temporarily. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its affiliates and the availability of other funds.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the Base Prospectus under the captions "Description of Debt Securities" and "Subordinated Securities," to which reference is hereby made. The Base Prospectus sets forth the meaning of certain capitalized terms used herein and not otherwise defined herein.

     The Notes will be a series of Subordinated Securities described in the Base Prospectus, will be limited to $125 million in aggregate principal amount and
will mature on             , 2008. Reference should be made to the Base
Prospectus for a detailed summary of additional provisions of the Notes and of the Subordinated Indenture under which the Notes are issued.

     The Notes will bear interest at the rate of    % per annum from
            , 1998, payable semiannually in arrears on             and
            of each year, commencing             , 1998, to the persons in whose
names the Notes (or any predecessor Notes) are registered at the close of
business on the preceding             or             , as the case may be.
Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The Notes may not be redeemed prior to their stated maturity and will not be subject to any sinking fund.

     The Notes are to be issued under the Indenture relating to subordinated
debt securities dated as of             , 1998 (the "Subordinated Indenture")
between the Company and                     , as trustee (the "Trustee").

SUBORDINATION

     The Notes will be unsecured and will be subordinated and junior in right of payment to the Company's obligations to the holders of Senior Indebtedness and General Obligations of the Company, as described under the caption "Subordinated Securities" in the Base Prospectus. At December 31, 1997, the Company had $596,000 of General Obligations (including $447,000 of deferred directors' fees) and no Senior Indebtedness outstanding. The Subordinated Indenture does not prohibit or limit the incurrence of Senior Indebtedness or General Obligations by the Company, including Senior Indebtedness or General Obligations held by Affiliates.

LIMITED RIGHT OF ACCELERATION

     Payment of principal of the Notes may be accelerated only in the case of the bankruptcy, insolvency or reorganization of the Company. There is no right of acceleration in the case of a default in the payment of principal, premium, if any, or interest on the Notes or in the performance of any other covenant of the Company in the Subordinated Indenture or in the Notes. See "Subordinated Securities--Limited Right of Acceleration" in the Base Prospectus.

DELIVERY AND FORM

     The Notes initially will be represented by global securities ("Global Securities") deposited with DTC and registered in the name of the nominee of DTC. The Notes will be available for purchase in denominations of $1,000 and integral multiples thereof, in book-entry form only. Unless and until certificated Notes are issued under the limited circumstances described below, no beneficial owner of a Note will be entitled to receive a definitive certificate representing a Note. So long as DTC or any successor depositary (collectively, the "Depositary") or its nominee is the registered holder of the Global Securities, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the Notes for all purposes of the Subordinated Indenture.

BOOK-ENTRY SYSTEM

     DTC has advised the Company that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (the "Participants") and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations (including the Underwriters (as defined below)). Indirect access to the DTC system also is available to banks, brokers, dealers, trust companies and other entities that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (the "Indirect Participants"). Beneficial owners of the Notes that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of or other interests in the Notes may do so only through Participants and Indirect Participants.

     Payments with respect to the Global Securities will be made to DTC or any successor Depositary, or the nominee thereof. The Company expects that any such Depositary or nominee, upon receipt of any payment of principal of or interest on the Global Securities, will credit the accounts of its Participants with payments in amounts proportionate to such Participants' ownership interest in the Global Securities and that direct or indirect beneficial owners of the Notes will receive distributions of principal and interest in proportion to their respective beneficial ownership through the Participants. Consequently, any payments to beneficial owners of the Notes will be subject to the terms, conditions and time of payment required by the Depositary, the Participants and Indirect Participants, as applicable. The Company expects that such payments will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Once payment is made to the Depositary or its nominee, further payments will be the responsibility of the Depositary or nominee and the Depositary's Participants and Indirect Participants. NEITHER THE COMPANY NOR THE TRUSTEE WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL OWNERSHIP INTERESTS IN THE NOTES OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL OWNERSHIP INTERESTS.

     Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Notes and is required to receive and transmit distributions of principal and interest on the Notes. Participants and Indirect Participants with which beneficial owners of the Notes have accounts similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective beneficial owners of the Notes. Accordingly, although beneficial owners of the Notes will not possess certificated Notes, beneficial owners will be entitled to receive payments and to transfer their interests.

     Since it is anticipated that the only holder of the Notes will be the Depositary or its nominee, beneficial owners of the Notes will not be recognized as holders of the Notes under the Subordinated Indenture unless certificated definitive Notes are issued. So long as the Notes are represented by the Global Securities, beneficial owners of the Notes will only be permitted to exercise the rights of holders of Notes indirectly through the Participants, who in turn will exercise such rights through the Depositary.

     If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Notes in definitive form in exchange for the Global Securities representing the Notes. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by Global Securities. In that event, the Company will issue individual Notes in definitive form in exchange for the Global Securities representing the Notes. In either instance, the Company will issue Notes in definitive form equal in aggregate principal amount to the Global Securities, in such names and in such principal amounts as the Depositary requests. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof, and be in registered form only, without coupons.

REGARDING THE TRUSTEE

     The Company has agreed to indemnify the Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of its duties under the Indenture, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder. In addition to its trusteeship under the Subordinated Indenture, the Company maintains other business relationships with the Trustee.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated             , 1998 (the "Underwriting Agreement"), the
Underwriters named below (the "Underwriters") have severally but not jointly agreed to purchase from the Company the following respective principal amounts of the Notes:

                                                              PRINCIPAL AMOUNT
                        UNDERWRITER                               OF NOTES
                        -----------                           ----------------
Salomon Brothers Inc........................................    $
Keefe, Bruyette and Woods, Inc..............................

                                                                ------------
          Total.............................................    $125,000,000
                                                                ============

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes are subject to certain conditions precedent, that the Underwriting Agreement may be terminated under certain circumstances and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers
at such price, less a concession not in excess of      % of the principal amount
of the Notes. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of      % of the principal amount of the Notes. After
the initial public offering, the public offering notice and such concessions may be changed.

     The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

     The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes, and any such market-making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the Notes.

     The Underwriters and certain of their affiliates and associates may be customers of, have borrowing relationships with, engage in transactions with, and/or perform services, including investment banking services, for the Company and its subsidiaries in the ordinary course of business.

     In connection with the offering, the Underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the Notes so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

     No NASD member participating in offers and sales of securities may execute a transaction in the Notes in a discretionary account without the prior written approval of the member's customer.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED             , 1998
PROSPECTUS                                                                [LOGO]

                          WILMINGTON TRUST CORPORATION
                  UNSECURED SENIOR AND SUBORDINATED SECURITIES

     WILMINGTON TRUST CORPORATION (the "Company") may issue from time to time, together or separately, in one or more series, up to $225,000,000 principal amount of unsecured debt securities ("Securities"), which may be either senior ("Senior Securities") or subordinated ("Subordinated Securities") in priority of payment. If the Company issues any Original Issue Discount Securities (as defined below), the maximum amount of Securities issued hereunder will be based on the proceeds of sale rather than the principal amount.
                            ------------------------

     The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Securities will be unsecured and subordinated as described under the caption "Subordinated Securities."

     Unless otherwise specified in the Prospectus Supplement relating to a series of Subordinated Securities, payment of the principal of Subordinated Securities may be accelerated only upon certain events involving the bankruptcy or insolvency of the Company and no right of acceleration will exist upon default in the payment of principal or interest or in the performance of any covenant.

     When a particular series of Securities is offered hereunder, a supplement to this Prospectus (a "Prospectus Supplement") setting forth certain terms of the offered Securities will be delivered, together with this Prospectus. The Prospectus Supplement will include, among other things, to the extent applicable, the specific designation, priority, aggregate principal amount, rate or method of calculation and time of payment of any interest, authorized denominations, maturity, offering price, place or places of payment, redemption terms, terms of any repayment at the option of the holder, terms for sinking fund payments, provisions regarding original issue discount securities and other terms.

     The Prospectus Supplement may also contain information, if applicable, about certain U.S. Federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by the Prospectus Supplement.

     The Securities may be sold by the Company directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. If any agent of the Company or any underwriter is involved in the sale of Securities, the name of such agent or underwriter, the principal or stated amount to be purchased by it, any applicable commissions or discounts and the net proceeds to the Company from such sale will be set forth in, or may be calculated from, the Prospectus Supplement. The aggregate net proceeds to the Company from the sale of all of the Securities will be the public offering or purchase price of the Securities sold less the aggregate of such commissions and discounts and other expenses of issuance and distribution. See "Plan of Distribution."

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY
  BANK OR NONBANK SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL
                                    AGENCY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANOTHER PERSON. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") System are publicly available through the Commission's site on the World Wide Web located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, have been filed with the Commission through EDGAR.

     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For other information with respect to the Company and the Securities, reference is made to the Registration Statement, including the exhibits thereto. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C., and copies of all or any part of it may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 Form 10-K"), previously filed by the Company with the Commission pursuant to Section 13 of the Exchange Act, is incorporated herein by reference. All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE ADDRESSED TO THOMAS P. COLLINS AT WILMINGTON TRUST CORPORATION, RODNEY SQUARE NORTH, 1100 NORTH MARKET STREET, WILMINGTON, DELAWARE 19890 OR AT (302) 651-1693.

                          WILMINGTON TRUST CORPORATION

GENERAL

     The Company is the holding company of Wilmington Trust Company ("WTC"), a Delaware-chartered bank and trust company, and is also the holding company of a Pennsylvania-chartered bank and trust company and a Federal savings bank with banking offices in Maryland and Florida (together with WTC, the "Banks"). WTC is the largest full-service bank headquartered in Delaware and one of the nation's largest personal trust companies. At December 31, 1997, WTC had over $100 billion in assets under management or custody on behalf of customers in all 50 states, the District of Columbia and 17 foreign countries. Subsidiaries of WTC engage in the distribution of mutual funds sponsored by WTC, investment advising, the sale of securities and insurance and related activities.

     The Company is a legal entity separate and distinct from the Banks and WTC's nonbanking subsidiaries (collectively, the "Affiliates"). Accordingly, the right of the Company, and thus the right of the Company's creditors and stockholders, to participate in any distribution of the assets or earnings of any Affiliate is necessarily subject to the prior claims of creditors of the Affiliate, except to the extent that claims of the Company in its capacity as a creditor may be recognized. The principal sources of the Company's revenues historically have been dividends from the Affiliates. See
"Business -- Regulation -- Dividend Limitations" in the 1997 Form 10-K for a discussion of restrictions on the payment of dividends by the Banks and the Company.

     The Company was incorporated under Delaware law in 1985. Its executive offices are located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890 and its telephone number is (302) 651-1000.

REGULATORY MATTERS

     The following summary of laws and regulations applicable to the Company and the Banks does not purport to be complete, and is qualified in its entirety by reference to the more extensive discussion set forth in the 1997 Form 10-K and to applicable laws and regulations.

  General

     The Company is a bank holding company and a thrift holding company and the Banks are depository institutions whose deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"). Federal statutes applicable to the Company and the Banks include, without limitation, the Federal Reserve Act, the Federal Deposit Insurance Act and the Bank Holding Company Act (the "BHCA"). The Company and the Banks are regulated and supervised at the Federal level by the Federal Reserve Board, the FDIC and the Office of Thrift Supervision (the "OTS"). In addition, the Company, WTC and the Company's Pennsylvania-chartered banking subsidiary are subject to supervision and regulation by state authorities.

  BHCA

     Under the BHCA and the Federal Reserve Board regulations thereunder, the Federal Reserve Board's approval is required before a holding company may acquire "control" of a bank. The BHCA defines "control" of a bank to include ownership or the power to vote 25% or more of any class of voting stock of a bank, the ability to otherwise control the election of a majority of a bank's directors or the power to exercise, directly or indirectly, a controlling influence over a bank's management or policies. In addition, the Federal Reserve Board's prior approval is required for: (1) any action which causes a bank or other company to become a bank holding company; (2) any action which causes a bank to become a subsidiary of a bank holding company; (3) the acquisition by a bank holding company of direct or indirect ownership or control of any voting securities of a bank or bank holding company if the acquisition results in the acquiring bank holding company's control of more than five percent of the outstanding shares of any class of voting securities of the target bank or bank holding company; (4) the acquisition by a bank holding company or one of its subsidiaries, other than a bank, of all or substantially all of a bank's assets; and (5) the merger or consolidation of bank holding companies, including a merger through a purchase of assets and assumption of liabilities. Before obtaining "control" of the Company, a potential acquirer would need to obtain the Federal Reserve Board's prior approval under the BHCA or the Federal Reserve Board's regulations promulgated under the Federal Bank Control Act.

     A bank holding company and its subsidiaries generally may not, with certain exceptions, engage in, acquire or control, directly or indirectly, voting securities or assets of a company engaged in any activity other than (1) banking or managing or controlling banks and other subsidiaries authorized under the BHCA and (2) any BHCA activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. These include any incidental activities which are necessary to carry on such activities, provided the bank holding company has obtained the Federal Reserve Board's prior approval for the activity. The Federal Reserve Board has approved a lengthy list of activities that are permissible for bank holding companies and their non-banking subsidiaries. See the 1997 Form 10-K.

  Interstate Banking Act

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), adequately capitalized and managed bank holding companies are permitted, subject to regulatory approval and certain limitations and regardless of certain state law restrictions such as reciprocity requirements and regional compacts, to acquire a bank in any state. States cannot "opt out" of these interstate acquisition provisions.

     In addition, under the Interstate Banking Act, bank holding companies are permitted, subject to regulatory approval and certain limitations, to merge banks operating in different states, provided neither bank is headquartered in a state that "opted out" of these provisions before June 1, 1997.

     Under the Interstate Banking Act, states may, by express legislation, permit de novo branching of or acquisitions of existing branches by out-of-state banks within their borders. In 1995, Delaware opted in to the provisions of the Interstate Banking Act permitting banks operating in different states to be merged, but opted out of de novo branching.

     The Interstate Banking Act generally provides that the laws of the host state generally apply with respect to interstate branching, community reinvestment, consumer protection or fair lending.

  Safety and Soundness Limitations

     As a bank holding company, the Company is required to conduct its operations in a safe and sound manner. If the Federal Reserve Board believes that an activity of a bank holding company or control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, constitutes a serious risk to the financial safety, soundness or stability of a subsidiary bank of the bank holding company and is inconsistent with sound banking practices or the purposes of the BHCA or certain other Federal banking statutes, the Federal Reserve Board may require the bank holding company to terminate the activity or the holding company's control of the subsidiary.

     Sections 23A and 23B of the Federal Reserve Act establish standards for the terms of, limit the amount of and establish collateral requirements with respect to, any loans or extensions of credit to and investments in affiliates by the Banks. The Banks are "affiliates" of the Company and each other for purposes of the Federal Reserve Act. In addition, the Federal Reserve Act and the Federal Reserve Board's regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to directors, officers and principal shareholders of the Corporation and its subsidiaries, as well as to related interests of those persons.

  Capital Standards

     The Federal Reserve Board and the other federal banking agencies have adopted "risk-based" capital standards to assist in assessing the capital adequacy of bank holding companies and banks under their jurisdiction. Those risk-based capital standards include both a definition of capital and a framework for calculating "risk-weighted" assets by assigning assets and off-balance-sheet items to broad, risk-weighted categories. An institution's risk-based capital ratio is calculated by dividing its qualifying capital by its risk-weighted assets. At least one-half of risk-based capital must consist of Tier 1 capital (generally including common stockholders' equity, qualifying cumulative and noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries). The Federal Reserve Board also adopted minimum leverage ratios of "Tier 1" capital to total assets. At December 31, 1997, the Company and the Banks were all well-capitalized, with capital levels in excess of applicable risk-based and leverage thresholds. See the 1997 Form 10-K.

  FDIC Insurance and Regulation

     Deposits in the Banks are insured by the FDIC up to applicable limits. The Company's banking subsidiaries currently are not required to pay for FDIC insurance; the annual premium for the Company's thrift subsidiary is currently $.23 per $100 of insured deposits.

     The FDIC may impose sanctions on any insured depository institution which does not operate in accordance with the FDIC's regulations, policies or directives. Cease-and-desist proceedings may be instituted against an insured institution or holding company which is believed to be engaged in unsafe and unsound practices, including violations of laws and regulations. The FDIC also has the authority to terminate deposit insurance coverage, after notice and hearing, if it determines that the insured institution is or has engaged in an unsafe or unsound practice which has not been corrected, is in an unsafe or unsound condition to continue operation or has violated any law, regulation, rule or order of, or condition imposed by, the FDIC. The Company is not aware of any past or current practice, condition or violation which might lead to termination of the deposit insurance coverage of any of the Banks or to any proceeding against any of the Banks or any of their respective directors, officers or staff members.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "Improvement Act"), among other things, requires annual on-site examinations of insured depository institutions, and authorizes the Federal examining agency to take prompt corrective action to resolve an institution's problems. The nature and extent of the corrective action depends primarily on the institution's capital level. Options available in appropriate circumstances include requiring recapitalization of or a capital restoration plan from the institution, restricting transactions between the institution and its affiliates, restricting interest rates, asset growth, activities and investments in the institution's subsidiaries, ordering a new election of directors, dismissing directors or senior executive officers and requiring the employment of qualified senior executive officers. The holding company of a depository institution may be required to guarantee compliance with an institution's capital restoration plan and provide assurance of performance under such a plan. The Improvement Act also: (1) prohibits insured depository institutions from making capital distributions (including dividends) if, after the distribution, the institution would be undercapitalized; (2) directs the Federal banking agencies to monitor closely the condition, plans, restrictions and requirements of or applicable to undercapitalized institutions and restricts such institutions' asset growth, branching and new lines of business; and (3) expands the grounds for appointment of a conservator or receiver for an insured institution. The Improvement Act generally requires that a receiver be appointed if the institution does not have tangible equity of at least 2% of its total assets.

  Other Laws and Regulations

     The lending and deposit-taking activities of the Banks are subject to a variety of Federal and state consumer protection laws, including the Equal Credit Opportunity Act (which prohibits discrimination in all aspects of credit-granting), the Truth-in-Lending Act (which principally mandates certain disclosures in connection with loans made for personal, family or household purposes and imposes substantive restrictions with respect to home equity lines of credit), the Truth-in-Savings Act (which principally mandates certain disclosures in connection with deposit-taking activities), the Fair Credit Reporting Act (which, among other things, requires a lender to disclose the name and address of the credit bureau from whom a lender obtains a report that resulted in a denial of credit), the Real Estate Settlement Procedures Act (which, among other things, requires residential mortgage lenders to provide loan applicants with closing cost information shortly after the time of application and prohibits referral fees in connection with real estate settlement services), the Electronic Funds Transfer Act (which, among other things, requires certain disclosures in connection with electronic funds transactions) and the Expedited Funds Availability Act (which, among other things, requires that deposited funds be made available for withdrawal in accordance with a prescribed schedule and that that schedule be disclosed to customers).

     Under the Community Reinvestment Act (the "CRA") and the Fair Housing Act, depository institutions are prohibited from certain discriminatory practices which limit or withhold services to individuals residing in economically depressed areas. In addition, the CRA imposes certain affirmative obligations to provide lending and other financial services to such individuals. CRA performance is considered by all of the Federal regulatory agencies in connection with reviewing applications to relocate an office, mergers and acquisitions of financial institutions and establishing new branch or deposit facilities.

     Federal legislation has permanently pre-empted all state usury laws on residential first mortgage loans made by insured depository institutions in any state which did not override that preemption. Although some states overrode the preemption, Delaware, Florida, Maryland and Pennsylvania did not. Accordingly, there is currently no limit on the interest rate which the Banks can charge on those loans. In addition, the usury limitations of the Banks' respective home states apply to all other loans the Banks offer nationwide. In today's interest rate environment, those usury laws do not materially affect the Banks' lending programs.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the Company's ratio of earnings to fixed charges for the periods indicated:

                                                                  YEAR ENDED DECEMBER 31,
                                                            ------------------------------------
                                                            1997    1996    1995    1994    1993
                                                            ----    ----    ----    ----    ----
Excluding interest on deposits............................  3.3x    3.1x    2.8x    4.7x    7.8x
Including interest on deposits............................  1.8     1.8     1.7     2.0     2.0

     As used in the above chart, earnings are comprised of income before income taxes, plus fixed charges. Fixed charges include interest expense (including the interest factor of capitalized leases, capitalized interest and amortization of deferred debt expense) plus the portion of rental payments under operating leases deemed to be interest.

                                USE OF PROCEEDS

     The Company currently intends to use the net proceeds from the sale of any Securities for general corporate purposes. These may include, without limitation, funding a recent acquisition and possible future acquisitions of interests in investment management firms and other companies and the Company's common stock buyback program and such other purposes as may be stated in any Prospectus Supplement. Pending such uses, the net proceeds may be invested temporarily. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and the Affiliates and the availability of other funds. Except as described in any Prospectus Supplement, specific allocations of the proceeds to such purposes will not be made at the date of such Prospectus Supplement. Based upon the historical and anticipated future growth of the Company and the financial needs of the Affiliates, the Company may engage in additional financings of a character and amount to be determined as the need arises.

                           DESCRIPTION OF SECURITIES

GENERAL

     The Securities will constitute either Senior Securities or Subordinated Securities. The Senior Securities will be issued under an Indenture (the "Senior Indenture") between the Company and the trustee under such Indenture. The Subordinated Securities will be issued under an Indenture (the "Subordinated Indenture") between the Company and the trustee under such Indenture. The trustees under the Senior Indenture and the Subordinated Indenture are referred to herein, as applicable, as "Trustee." The Senior Indenture and the Subordinated Indenture are collectively referred to herein as the "Indentures." The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the applicable Indenture, a copy of which is an exhibit to the Registration Statement. Whenever defined terms are used but not defined herein, such terms have the meanings ascribed to them in the applicable Indenture, which meanings are incorporated herein by reference.

     The following description of the terms of the Securities sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms of any Securities and the extent, if any, to which such general provisions may apply to such Securities will be described in the Prospectus Supplement relating to such Securities.

     Neither of the Indentures limits the aggregate principal amount of Securities which may be issued thereunder, and each Indenture provides that Securities of any series may be issued thereunder up to the aggregate principal amount which the Company may authorize from time to time. Neither the Indentures nor the Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other securities which may be issued by the Company or any of its subsidiaries.

     Because the Company is a holding company, its rights and the rights of its creditors, including the holders of the Securities offered hereby, to participate in the assets of any Affiliate upon the latter's liquidation or reorganization, will be subject to the prior claims of the Affiliate's creditors except to the extent that the Company may itself be a creditor with recognized claims against the Affiliate.

     Reference is made to the applicable Prospectus Supplement for any series of Securities for a description of the following terms: (1) the title of such Securities; (2) the limit, if any, on the aggregate principal amount or aggregate initial public offering price of such Securities; (3) the priority of payment of such Securities; (4) the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Securities will be issued; (5) the date or dates on which the principal of the Securities will be payable; (6) the rate or rates (which may be fixed or variable) per annum at which such Securities will bear interest, if any, or the method of determining the same; (7) the date or dates from which such interest, if any, on the Securities will accrue, the date or dates on which such interest, if any, will be payable ("Interest Payment Dates"), the date or dates on which payment of such interest, if any, will commence and the regular record dates for such Interest Payment Dates ("Regular Record Dates"); (8) the extent to which any of the Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (9) each office or agency where the Securities may be presented for registration of transfer or exchange; (10) the place or places where the principal of, premium, if any, and interest, on the Securities will be payable; (11) the date or dates, if any, after which such Securities may be redeemed or purchased in whole or in part, at the option of the Company, mandatorily redeemed pursuant to any sinking, purchase or analogous fund, or purchased or redeemed at the option of the holder, and the redemption or repayment price or prices thereof; (12) the denomination or denominations in which such Securities are authorized to be issued; (13) whether any of the Securities will be issued as Original Issue Discount Securities; (14) information with respect to book-entry procedures, if any; (15) any additional covenants or events of default not currently set forth in the applicable Indenture; and (16) any other terms of such Securities not inconsistent with the provisions of the applicable Indenture.

     Securities may be issued as original issue discount Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) ("Original Issue Discount Securities"), to be sold at a substantial discount below the stated principal amount thereof due at the stated maturity of such Securities. There may not be any periodic payments of interest on Original Issue Discount Securities as defined herein. If the maturity of any Original Issue Discount Security is accelerated, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the Prospectus Supplement, the terms of such Security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Federal income tax considerations with respect to Original Issue Discount Securities will be set forth in the Prospectus Supplement relating thereto.

REGISTRATION AND TRANSFER

     Securities will be issued only as registered securities, without coupons. Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed) or exchanged for other Securities of the same series at the office of the Security Registrar specified according to the terms of the applicable Indenture. Such transfer or exchange will be made without service charge but the Company may require payment of any taxes or other governmental charges.

GLOBAL SECURITIES

     The Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. A Global Security may not be transferred except as a whole by the Depositary for such

Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts will be designated by the underwriters or agents with respect to such Securities. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("Participants") or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee with respect to interests of Participants and the records of Participants (with respect to interests of persons other than Participants).

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the Indenture governing such Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Securities.

     Payments of principal of, premium, if any, and interest, if any, on individual Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Securities. Neither the Company, the Trustee for such Securities, any Paying Agent, nor the Security Registrar for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Securities will credit Participants' accounts immediately with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If the Depositary for a series of Securities is at any time unwilling, unable or ineligible to continue in such capacity and a successor Depositary is not appointed by the Company within 90 days, the Company will issue individual Securities of such series in definitive certificated form in exchange for the Global Security representing such series of Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Securities, determine not to have any Securities of a series represented by one or more Global Securities. In that event, the Company will issue individual Securities of such series in definitive certificated form in exchange for the Global Security or Securities representing such series of Securities. Further, if the Company so specifies with respect to the Securities of a series, an owner of a beneficial interest in a Global Security representing Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Securities registered in its name (if the Securities of such series are issuable as Registered Securities). Securities of such series so issued in definitive form will be issued as registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and any interest on Securities will be made at the office(s) of the Company and/or such Paying Agent or Paying Agents as the Company may designate from time to time. However, at the Company's option, payment of any interest may be made (1) by check mailed to the address of the person entitled thereto as such address appears in the applicable Security Register or (2) by wire transfer to an account maintained by the person entitled thereto as specified in the applicable Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such payment.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     Each Indenture provides that the Company may, without the consent of the holders of any of the Securities outstanding under the applicable Indenture, consolidate with, merge into or transfer its assets substantially as an entirety to any person or entity, provided that (1) any such successor assumes the Company's obligations on the applicable Securities and under the applicable Indenture, (2) after giving effect thereto (and after the lapse of time or notice, or both), no Event of Default (as defined in the Senior Indenture) in the case of the Senior Securities, or Default (as defined in the Subordinated Indenture) in the case of the Subordinated Securities, shall have happened and be continuing and (3) certain other conditions under the applicable Indenture are met. Accordingly, any such consolidation, merger or transfer of assets substantially as an entirety which meets the conditions described above would not create any Event of Default or Default which would entitle holders of the Securities, or the Trustee on their behalf, to take any of the actions described below under the caption "Senior Securities -- Events of Default, Waivers, etc." or "Subordinated Securities -- Events of Default, Waivers, etc."

LEVERAGED AND OTHER TRANSACTIONS

     The Indentures and the Securities do not contain provisions which would afford holders of the Securities protection in the event of a highly leveraged or other transaction involving the Company which could adversely affect the holders of Securities.

MODIFICATION OF THE INDENTURE; WAIVER OF COVENANTS

     Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Securities of each affected series, modifications and alterations of such Indenture may be made which affect the rights of the holders of such Securities; provided, however, that no such modification or alteration may be made without the consent of the holder of each Security so affected which would (1) change the maturity of the principal of, or of any installment of interest or premium on any Security issued pursuant to such Indenture, reduce the principal amount thereof or any premium thereon, change the method of calculation of interest or the currency of payment of principal or interest (or premium, if any) on, reduce the minimum rate of interest thereon, impair the right to institute suit for the enforcement of any such payment on or with respect to any such Security or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof; or (2) reduce the above-stated percentage in principal amount of outstanding Securities required to modify or alter such Indenture.

                               SENIOR SECURITIES

     The Senior Securities will be direct, unsecured obligations of the Company and will rank pari passu with all outstanding unsecured senior indebtedness of the Company.

EVENTS OF DEFAULT, WAIVERS, ETC.

     An Event of Default with respect to Senior Securities of any series is defined in the Senior Indenture as (1) default in the payment when due of principal of or premium, if any, on any outstanding Senior Securities of that series; (2) default in the payment when due of interest on any outstanding Senior Securities of that series and continuance of such default for 30 days;
(3) default in the performance of any other covenant of the Company in the Senior Indenture with respect to outstanding Senior Securities of such series and continuance of such default for 90 days after written notice; (4) certain events of bankruptcy, insolvency or reorganization of the Company and (5) any other event that may be specified in a Prospectus Supplement with respect to any series of Senior Securities.

     If an Event of Default with respect to any series of outstanding Senior Securities occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Senior Securities of such series may declare the principal amount (or if such Senior Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Senior Securities of that series to be due and payable immediately. If an Event of Default occurs and is continuing, the Trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the Senior Securities of any series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Senior Indenture will, proceed to protect the rights of the holders of all Senior Securities of such series. The holders of a majority in aggregate principal amount of the Senior Securities of any series may waive an Event of Default resulting in acceleration of such Senior Securities, but only if all Events of Default with respect to Senior Securities of such series have been remedied and all payments due (other than those due as a result of acceleration) have been made.

     The Senior Indenture also provides that, notwithstanding any other provision of the Senior Indenture, the holder of any Senior Security of any series will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Senior Securities when due and that such right will not be impaired without the consent of such holder.

     The Company is required to file with the Trustee annually a written statement of officers as to the existence or non-existence of defaults under the Senior Indenture or the Senior Securities.

                            SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured obligations of the Company and, unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Securities offered thereby, will be subject to the subordination provisions described below.

SUBORDINATION

     It is the intent of the Company that Subordinated Securities issued by the Company will be treated as capital in calculating regulatory capital ratios. The Federal Reserve Board has issued interpretations of its capital regulations generally providing, among other things, that subordinated debt of bank holding companies is includable in capital in calculating regulatory capital ratios only if the subordination of the debt meets certain criteria and if the debt may be accelerated only for bankruptcy, insolvency and similar matters (the "Subordination Interpretations"). The Subordinated Indenture contains subordination and acceleration provisions for the Subordinated Securities which are intended to be consistent with the Subordination Interpretations.

     If any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization (a "Liquidating Distribution") occurs, the holders of any Senior Indebtedness (as defined below) will first be entitled to receive payment in full of all amounts due or to become due before the holders of the Subordinated Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Securities. If upon any such payment or distribution of assets there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of Subordinated Securities ("Excess Proceeds") and if, at such time, any creditors in respect of General Obligations (as defined below) have not received payment in full of all amounts due or to become due on or in respect of such General Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such General Obligations before any payment or distribution may be made in respect of the Subordinated Securities.

     In addition, no payment may be made of the principal of, premium, if any, or interest on the Subordinated Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Securities, at any time when (1) there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any Senior Indebtedness or (2) any event of default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of such payment on the Subordinated Securities or any redemption, retirement, purchase or other acquisition of any of the Subordinated Securities, permitting the holders of such Senior Indebtedness to accelerate the maturity thereof. Except as described above, the obligation of the Company to make payment of the principal of, premium, if any, or interest on the Subordinated Securities will not be affected.

     Subject to payment in full of all Senior Indebtedness, the holders of Subordinated Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to Senior Indebtedness. Subject to payment in full of all General Obligations, the holders of Subordinated Securities will be subrogated to the rights of the creditors in respect of General Obligations to receive payments or distributions of cash, property or securities of the Company applicable to such creditors in respect of General Obligations.

     Senior Indebtedness is defined in the Subordinated Indenture as the principal of, premium, if any, and interest on (1) all of the Company's indebtedness for money borrowed, other than the Subordinated Securities, whether outstanding on the date of execution of the Subordinated Indenture or created, assumed or incurred thereafter, except such indebtedness as by its terms is expressly stated to be not superior in right of payment to the subordinated securities issued under the Subordinated Indenture; or to rank pari passu with the Subordinated Securities and (2) any deferrals, renewals or extensions of any such Senior Indebtedness. The term "indebtedness for money borrowed" as used in the preceding sentence includes, without limitation, any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. There is no limitation on the issuance of Senior Indebtedness of the Company.

     Unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Securities offered thereby, "General Obligations" means all obligations of the Company to make payment on account of claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, other than (1) obligations on account of Senior Indebtedness, (2) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Securities and (3) obligations which by their terms are expressly stated not to be superior in right of payment to the Subordinated Securities or to rank pari passu with the Subordinated Securities; provided, however, that, notwithstanding the foregoing, if any rule, guideline or interpretation promulgated or issued by the Federal Reserve Board (or other competent regulatory agency or authority), as from time to time in effect, establishes or specifies criteria for the inclusion in regulatory capital of subordinated debt of a bank holding company requiring that such subordinated debt be subordinated to obligations to creditors in addition to those set forth above, then the term "General Obligations" also will include such additional obligations to creditors in effect from time to time pursuant to such rules, guidelines or interpretations. Under current Federal Reserve Board interpretations, subordinated debt qualifying as regulatory capital must be subordinated in right of payment to the claims of the issuer's general creditors. For purposes of the definition of "General Obligations," the term "claim" will have the meaning assigned thereto in Section 101(5) of the Bankruptcy Code of 1978, as amended to the date of the Subordinated Indenture.

LIMITED RIGHT OF ACCELERATION

     Unless otherwise specified in the Prospectus Supplement relating to any series of Subordinated Securities, payment of principal of the Subordinated Securities may be accelerated only in case of the bankruptcy, insolvency or reorganization of the Company. There is no right of acceleration in the case of a default in the payment of principal of, premium, if any, or interest on the Subordinated Securities or the performance of any other covenant of the Company in the Subordinated Indenture.

EVENTS OF DEFAULT, DEFAULTS, WAIVERS, ETC.

     An Event of Default with respect to Subordinated Securities of any series is defined in the Subordinated Indenture as certain events involving the bankruptcy, insolvency or reorganization of the Company and any other Event of Default provided with respect to Subordinated Securities of that series. A Default with respect to Subordinated Securities of any series is defined in the Subordinated Indenture as (1) an Event of Default with respect to such series,
(2) default in the payment when due of the principal of or premium, if any, on any Subordinated Security of such series, (3) default in the payment when due of interest upon any Subordinated Security of such series and the continuance of such default for 30 days, (4) default in the performance of any other covenant or agreement of the Company in the Subordinated Indenture with respect to Subordinated Securities of such series and continuance of such default for 90 days after written notice or (5) any other Default provided with respect to Subordinated Securities of that series. If an Event of Default with respect to any series of outstanding Subordinated Securities occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Subordinated Securities of such series may declare the principal amount (or, if such Subordinated Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Subordinated Securities of that series to be due and payable immediately. If a Default occurs and is continuing, the Trustee may, in its discretion, and, at the written request of holders of not less than a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Subordinated Indenture, will proceed to protect the rights of the holders of all the Subordinated Securities of such series. The holders of a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture may waive an Event of Default resulting in acceleration of such Subordinated Securities, but only if all Defaults have been remedied and all payments due (other than those due as a result of acceleration) have been made.

     The Subordinated Indenture also provides that, notwithstanding any other provision of the Subordinated Indenture, the holder of any Subordinated Security of any series shall have the right to institute suit to enforce any payment of principal of, premium, if any, or interest on such Subordinated Security on the respective Stated Maturities (as defined in the Subordinated Indenture) expressed in such Subordinated Security, and that such right shall not be impaired without the consent of such holder.

     The Company is required to file with the Trustee annually a written statement of officers as to the existence or non-existence of defaults under the Subordinated Indenture or the Subordinated Securities.

                              PLAN OF DISTRIBUTION

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities offered thereby.

     The Company may sell Securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each Prospectus Supplement will set forth the terms of the Securities to which such Prospectus Supplement relates, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such Securities will be listed. Dealer trading may take place in certain of the Securities, including Securities not listed on any securities exchange.

     Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriter or underwriters with respect to each underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of Securities will be obligated to purchase all of its Securities if any are purchased. Any initial public offering price and any discounts or concession allowed or reallowed or paid to dealers may be changed from time to time.

     Securities may be offered and sold by the Company through agents designated by the Company from time to time. Any agent involved in the offer and sale of any Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating to such offering. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     Offers to purchase Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. The Company may also issue contracts under which the other party may be required to purchase Securities. Such contracts would be issued with Securities in amounts, at prices and on terms to be set forth in a Prospectus Supplement.

     The anticipated place and time of delivery of Securities will be set forth in the applicable Prospectus Supplement.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the Securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (2) if the Securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such Securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

     Any underwriter or agent participating in the distribution of the Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold and any discounts or commissions received by it from the Company and any profit realized by it on the sale or resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     Underwriters and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters or agents may be required to make in respect thereof. Certain of any such underwriters and agents, including their associates, may be customers of, engage in transactions with or perform services for, the Company or one or more of its subsidiaries in the ordinary course of business.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Securities offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, Philadelphia, Pennsylvania 19103, and for any underwriters, selling agents and certain other purchasers by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE BASE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE BASE PROSPECTUS ARE NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Wilmington Trust Corporation..........   S-2
Selected Historical Financial
  Information.........................   S-3
Ratio of Earnings to Fixed Charges....   S-6
Use of Proceeds.......................   S-6
Description of the Notes..............   S-6
Underwriting..........................   S-9

                 PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Wilmington Trust Corporation..........     3
Ratio of Earnings to Fixed Charges....     6
Use of Proceeds.......................     6
Description of Securities.............     6
Senior Securities.....................     9
Subordinated Securities...............    10
Plan of Distribution..................    12
Legal Opinions........................    13
Experts...............................    14

======================================================

======================================================

                                  $125,000,000

                          WILMINGTON TRUST CORPORATION

                                  % SUBORDINATED NOTES
                                    DUE 2008
                                     [LOGO]
                                  ------------
                             PROSPECTUS  SUPPLEMENT
                                           , 1998
                                  ------------
                              SALOMON SMITH BARNEY
                       KEEFE, BRUYETTE AND WOODS, INC.
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the amount of expenses expected to be incurred in connection with the issuance of the Unsecured Debt Securities offered pursuant to this Registration Statement, all of which shall be borne by the Company. All of the expenses listed below, except the Securities and Exchange Commission Registration Fee, represent estimates only.

Securities and Exchange Commission Registration Fee.........  $ 66,375.00
Printing Expenses...........................................    30,000.00
Accounting Fees and Expenses................................    50,000.00
Legal and Blue Sky Fees and Expenses........................   110,000.00
Trustee Fees and Expenses...................................     5,000.00
Miscellaneous Fees and Expenses.............................    26,225.00
                                                              -----------
     Total..................................................  $287,600.00
                                                              ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Restated Certificate of Incorporation of the Company provides that a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as amended from time to time. The Bylaws of the Company further provide that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law from time to time, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company, or is or was serving at the written request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Company shall be required to indemnify a person in connection with a proceeding (or a part thereof) initiated by such person only if such proceeding (or a part thereof) was authorized by the Board of Directors.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation's request, as officers, directors, employees or agents of another corporation) against expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents, if such persons have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reason to believe his or her conduct was unlawful.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1     Form of Underwriting Agreement.
  4.1     Form of Indenture relating to Unsecured Senior Debt
          Securities.
  4.2     Form of Indenture relating to Unsecured Subordinated Debt
          Securities.
  4.3     Form of Unsecured Senior Debt Security (included in Exhibit
          4.1).
  4.4     Form of Unsecured Subordinated Debt Security (included in
          Exhibit 4.2).
  4.5     Form of Officers' Certificate.
  5.1     Opinion of Ballard Spahr Andrews & Ingersoll, LLP.
 12.1     Statement of Earnings to Fixed Charges.
 23.1     Consent of Ernst & Young, LLP.
 23.2     Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).
 24.1     Power of Attorney (included on signature page).
 25.1     Form T-1, Statement of Eligibility and Qualification of
          Norwest Bank Minnesota, N.A. relating to Unsecured
          Subordinated Debt Securities.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant has filed a statement of eligibility for the Subordinated Securities. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee for the Senior Securities to act under subsection (1) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Delaware on March 19, 1998.

                                          WILMINGTON TRUST CORPORATION

                                          By:       /s/ TED T. CECALA
                                            ------------------------------------
                                                       Ted T. Cecala
                                            Chairman and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas P. Collins and Gerard A. Chamberlain and each or either one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effect amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----
                 /s/ TED T. CECALA                   Chairman, Chief Executive Officer  March 19, 1998
---------------------------------------------------  and Director (Principal Executive
                   Ted T. Cecala                     Officer)

                /s/ DAVID R. GIBSON                  Senior Vice President and Chief    March 19, 1998
---------------------------------------------------  Financial Officer (Principal
                  David R. Gibson                    Financial Officer)

            /s/ ROBERT V.A. HARRA, JR.               President, Chief Operating         March 19, 1998
---------------------------------------------------  Officer, Treasurer and Director
              Robert V.A. Harra, Jr.

            /s/ ROBERT H. BOLLING, JR.               Director                           March 19, 1998
---------------------------------------------------
              Robert H. Bolling, Jr.

               /s/ CAROLYN S. BURGER                 Director                           March 19, 1998
---------------------------------------------------
                 Carolyn S. Burger

              /s/ RICHARD R. COLLINS                 Director                           March 19, 1998
---------------------------------------------------
                Richard R. Collins

           /s/ CHARLES S. CROMPTON, JR.              Director                           March 19, 1998
---------------------------------------------------
             Charles S. Crompton, Jr.

                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----
             /s/ H. STEWART DUNN, JR.                Director                           March 19, 1998
---------------------------------------------------
               H. Stewart Dunn, Jr.

               /s/ EDWARD B. DUPONT                  Director                           March 19, 1998
---------------------------------------------------
                 Edward B. duPont

               /s/ R. KEITH ELLIOTT                  Director                           March 19, 1998
---------------------------------------------------
                 R. Keith Elliott

                                                     Director                           March 19, 1998
---------------------------------------------------
                 Robert C. Forney

          /s/ ANDREW B. KIRKPATRICK, JR.             Director                           March 19, 1998
---------------------------------------------------
            Andrew B. Kirkpatrick, Jr.

                 /s/ REX L. MEARS                    Director                           March 19, 1998
---------------------------------------------------
                   Rex L. Mears

                /s/ HUGH E. MILLER                   Director                           March 19, 1998
---------------------------------------------------
                  Hugh E. Miller

               /s/ STACEY J. MOBLEY                  Director                           March 19, 1998
---------------------------------------------------
                 Stacey J. Mobley

               /s/ LEONARD W. QUILL                  Director                           March 19, 1998
---------------------------------------------------
                 Leonard W. Quill

               /s/ DAVID P. ROSELLE                  Director                           March 19, 1998
---------------------------------------------------
                 David P. Roselle

             /s/ H. RODNEY SHARP, III                Director                           March 19, 1998
---------------------------------------------------
               H. Rodney Sharp, III

               /s/ THOMAS P. SWEENEY                 Director                           March 19, 1998
---------------------------------------------------
                 Thomas P. Sweeney

             /s/ BERNARD J. TAYLOR, II               Director                           March 19, 1998
---------------------------------------------------
               Bernard J. Taylor, II

             /s/ MARY JORNLIN-THEISEN                Director                           March 19, 1998
---------------------------------------------------
               Mary Jornlin-Theisen

            /s/ ROBERT W. TUNNELL, JR.               Director                           March 19, 1998
---------------------------------------------------
              Robert W. Tunnell, Jr.